Exhibit 7(g)

AFFILIATE ASSIGNMENT, ASSUMPTION AND TERMINATION AGREEMENT

AFFILIATE ASSIGNMENT, ASSUMPTION AND TERMINATION AGREEMENT (this “Agreement”), dated as of November 16, 2020, among LendingTree, Inc., a Delaware corporation (the “Company”), GCI Liberty, Inc., a Delaware corporation (“Liberty”), Ventures Holdco II, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Liberty (the “Assignee”) and Ventures Holdco, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of Liberty (the “Assignor”).

RECITALS

WHEREAS, Liberty, Ventures Holdco and the Company are party to (1) that certain Spinco Agreement, dated as of May 13, 2008 (the “Original Spinco Agreement”), by and among IAC/InterActive Corp (“IAC”), Barry Diller, Liberty Interactive Corporation (“LIC”) and the other Liberty Parties(as defined therein) party thereto, as assigned pursuant to that certain Spinco Assignment and Assumption Agreement (Tree.com), dated as of August 20, 2008, by and among IAC, the Company, LIC and Liberty USA Holdings, LLC (“Liberty Sub”) (the “Spinco Assignment and Assumption Agreement”), as further assigned pursuant to that certain Assignment and Assumption Agreement, dated as of November 2, 2017, by and among Liberty, LIC, Liberty Sub, Ventures Holdco and the Company (the “Assignment and Assumption Agreement” and, together with the Original Spinco Agreement and the Spinco Assignment and Assumption Agreement, the “Spinco Agreement”) and (2) that certain Registration Rights Agreement, dated as of August 20, 2008, by and among LIC, the Liberty Parties (as defined therein) party thereto and the Company (the “Original Registration Rights Agreement”) as assigned pursuant to the Assignment and Assumption Agreement (together with the Original Registration Rights Agreement, the “Registration Rights Agreement” and, together with the Spinco Agreement, the “Governing Agreements”);

WHEREAS, the Assignor, which is a Liberty Party and an Affiliate and wholly owned subsidiary of the Assignee, is Transferring all of its Equity Securities of the Company (all such Transferred Equity Securities, the “Transferred Equity Securities”) to the Assignee; and

WHEREAS, capitalized terms not otherwise defined herein will have the meanings specified in the Governing Agreements.

NOW, THEREFORE, for good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

1.                  Assignment and Assumption. Effective as of the date hereof:

(i) the Assignor hereby transfers, assigns and conveys to the Assignee all of the Assignor’s rights, benefits, liabilities and obligations under the Governing Agreements in respect of the Company (such rights and benefits, collectively, the “Assigned Rights”, and such liabilities and obligations, collectively, the “Assigned Obligations”).

(ii)       the Assignee accepts and assumes the Assigned Rights and Assigned Obligations and agrees to be bound by the Assigned Obligations and to perform the Assigned Obligations in accordance therewith as if the Assignee had executed and delivered each of the Governing Agreements; and

(iii)       the Company acknowledges that the Assignee is a “Liberty Party” for purposes of the Governing Agreements and, as such, is entitled to all of the Assigned Rights and will be subject to all of the Assigned Obligations, in each case, as if it had executed and delivered each of the Governing Agreements.

2.             Releases.

(a)               Effective as of the date hereof, (a) the Company hereby releases the Assignor from any obligations and liabilities arising after the date hereof relating to the Assignee’s performance after the date hereof of the Assigned Rights and Assigned Obligations and (b) the Assignor hereby releases the Company from any obligations with respect to the performance after the date hereof of its obligations under the Governing Agreements. The foregoing releases will not affect in any way any liability or obligation of any party to the Governing Agreements for any breach of the Governing Agreements occurring on or prior to the date hereof. No assignment by any Liberty Party hereunder to any Affiliate shall release Liberty from its obligations under the Spinco Agreement.

(b)              Effective upon the Termination Date (as defined below), (a) the Company hereby releases each of Liberty and the Assignee from any obligations and liabilities arising after the Termination Date relating to Liberty’s or the Assignee’s performance after the Termination Date of the Governing Agreements and (b) each of Liberty and the Assignee hereby releases the Company from any obligations with respect to the performance after the Termination Date of its obligations under the Governing Agreements. The foregoing releases will not affect in any way any liability or obligation of any party to the Governing Agreements for any breach of the Governing Agreements occurring on or prior to the Termination Date.

3.                  Automatic Termination. The Company, Liberty and the Assignee agree that, effective at such time that neither Liberty nor the Assignee beneficially owns any Equity Securities of the Company (the “Termination Date”), (a) each of the Spinco Agreement and the Registration Rights Agreement are terminated as of such time and (b) all rights and obligations of the parties under the Spinco Agreement and the Registration Rights Agreement are terminated; provided, however, that the obligations of the parties pursuant to Section 2.08 (Expenses), Article V (Indemnification), Section 6.02 (Notices), Section 6.04 (Further Assurances), Section 6.13 (Remedies; Limitation on Liability) and Section 6.14 (Confidentiality) of the Registration Rights Agreement shall survive such termination.

4.              Third Party Beneficiaries; Assignment.

(a)               Nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement.

(b)               Except as provided in this Section 4, in the Spinco Assignment and Assumption Agreement, in the Assignment and Assumption Agreement or in Sections 5(d)(i)(6), 5(d)(i)(7) or 9(c) of the Original Spinco Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assigned, in whole or in part, by the Company or the Liberty Parties without the prior written consent of the other. Any such consent by the Company shall be authorized by a majority of the Qualified Directors of the Company (the execution and delivery of any such consent by the Company shall conclusively evidence the authorization of such consent required pursuant to this sentence). Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

5.              General Provision.

(a)               Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the party whose rights or obligations hereunder are affected by such amendment, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. Any amendment or waiver by the Company shall be authorized by a majority of the Qualified Directors of the Company (the execution and delivery of any such consent by the Company shall conclusively evidence the authorization of such consent required pursuant to this sentence).

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(b)              Governing Law; Consent To Jurisdiction. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the principles of conflicts of laws. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware, for any action, proceeding or investigation in any court or before any governmental authority (“Litigation”) arising out of or relating to this Agreement and the transactions contemplated hereby and further agrees that service of any process, summons, notice or document by U.S. mail to its respective address set forth in this Agreement shall be effective service of process for any Litigation brought against it in any such court. Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Litigation brought in any such court has been brought in an inconvenient forum. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any Litigation arising out of or relating to this Agreement or the transactions contemplated hereby.

(c)               Specific Performance; Other Limitations. Each of the parties hereto acknowledges and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, the parties hereto without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. No breach or threatened breach on the part of any party hereto shall relieve any other party of any of its obligations under this Agreement.

(d)               Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

(e)              Entire Agreement. This Agreement and the Governing Agreements, together with the agreements and instruments referenced herein and therein, embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings or agreements by or among the parties, written or oral, with respect to the subject matter hereof.

(f)               Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of such agreement or instrument.

(g)              Headings. The headings contained in this Agreement are for convenience only and shall not be interpreted to limit or otherwise affect the provisions of this Agreement.

6.             Further Assurances. Each party hereto agrees to take such further actions as may be reasonably necessary to effect the transactions contemplated by this Agreement.

7.            Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document, and all of which counterparts together shall constitute one and the same fully executed agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GCI Liberty, Inc., a Delaware corporation	LendingTree, Inc., a Delaware corporation

/s/ Craig Troyer	/s/ Ryan Quinn
Name: Craig Troyer	Name: Ryan Quinn
Title: Senior Vice President and Assistant Secretary	Title: Secretary

Ventures Holdco, LLC a Delaware limited liability company

/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

Ventures Holdco II, LLC, a Delaware limited liability company

/s/ Craig Troyer
Name: Craig Troyer
Title: Senior Vice President and Assistant Secretary

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